Exhibit 10.2

OFFICE LEASE

Property Address:	Parkview Building 5821 Fairview Road Suites 401, 402, 403, 407, & 408 Charlotte, North Carolina 28209

Lessor:	Cal-Park View Limited Partnership, a North Carolina Limited Partnership

Lessee:	Fleetmatics USA, LLC

Commencement Date:	As set forth in Section 2, but estimated to be April 1, 2015

Expiration Date:	The last day of the sixty fifth (65th) full month following the Commencement Date

OFFICE LEASE

THIS LEASE (the “Lease”) is made as of the 9th day of March 2015, by and between Cal Parkview Limited Partnership, a North Carolina Limited Partnership (“Lessor”), and Fleetmatics USA, LLC (“Lessee”).

1. DESCRIPTION OF PREMISES. Lessor, in consideration of the rents to be paid by Lessee and other covenants of Lessee contained herein, does hereby lease to Lessee the premises described below (the “Premises”):

Suites 401, 402, 403, 407, & 408 (to be combined and known as Suite 401), consisting of 15,407 rentable square feet, located on the fourth (4th) floor of the building commonly known as The Park View Building 5821 Fairview Road, Charlotte, NC 28209 (the “Building”), as outlined on the attached Exhibit A.

Notwithstanding the foregoing or anything elsewhere contained in this Lease, the parties hereby agree that for all purposes of this Lease, the Premises shall be deemed to contain the amount of rentable square footage, and that Lessee’s Share and all other matters determined by the amount of rentable area contained in the Premises shall be the amount set forth in this Paragraph 1, notwithstanding any deviation therefrom.

2. TERM. The term of this Lease (the “Term”) shall be for a period of Sixty Five (65) months, commencing upon substantial completion of the Tenant Improvements further described in Rider No. 1 Section 1 as validated by issuance of a Certificate of Occupancy by the appropriate local authorities (the “Commencement Date”), with a target date of April 1, 2015 (the “Target Commencement Date”), and ending at midnight on the last day of the sixty fifth (65th) full month following the Commencement Date (the “Expiration Date”).

3. RENT. Lessee agrees to pay Lessor, without demand, deduction or offset (except as otherwise set forth herein), annual rent for the Term of this Lease in the amount of Two Hundred Eighty Eight Thousand Eight Hundred Eighty One and 25/100 Dollars ($288,881.25) per annum for the first 12 months following the Abatement Period as described in Sections 3 and 4 of the Rider No. 1, payable monthly in advance on the Commencement Date and on the first (1st) business day of each and every subsequent month in the amount Twenty Four Thousand Seventy Three and 44/100 Dollars ($24,073.44). If the Term of this Lease shall commence or expire on a day other than the first day of a calendar month, the rent for any partial month shall be pro-rated. All rent payments shall be paid to Lessor at its address specified in paragraph 30 below, or such other place as Lessor designates in writing. All monetary obligations owing by Lessee under this Lease shall constitute “rent” for purposes of any unlawful detainer, eviction or similar statute. Rent shall escalate pursuant to Section 4 of Rider No. 1 enclosed herewith.

4. ACCEPTANCE OF PREMISES. Occupancy of the Premises by Lessee shall constitute its acceptance of same, except for latent defects and deficiencies specified in writing by Lessee to Lessor within forty five (45) days after Lessee’s occupancy. Lessee acknowledges that Lessor has not made any warranties or representations, oral or written, as to the use or fitness of the Premises for any particular purpose, except for general office use. Lessor shall deliver the Premises in compliance with all applicable laws, ordinances and regulations with all building systems serving the Premises in good working order and condition. Lessor shall deliver the Premises broom clean and free of all debris and personal property, and free of the rights of any other tenants or occupants. Lessor shall not be responsible for obtaining any governmental approvals or permits ( such as business licenses or the like) necessary to enable Lessee to occupy or use the Premises (other than the certificate of occupancy and other approvals related to work done by Lessor to construct the Premises), same being the sole responsibility of Lessee. Lessor shall not be responsible for obtaining any certificates of occupancy or other approvals required in connection with construction work done by Lessee or contractors engaged by Lessee.

5. (a) DELAY IN COMMENCEMENT. If Lessor, due to delay in construction or for any other reason whatsoever, cannot deliver possession of the Premises to Lessee on the Commencement Date, this Lease shall not be void or voidable and Lessor shall not be liable to Lessee for any loss or damage resulting therefrom, but shall confirm in writing the actual Commencement Date and Expiration Date of this Lease in a form substantially similar to Exhibit B. Notwithstanding the foregoing, except for delays caused by Lessee, if the Commencement Date does not occur by April 1, 2016, (the “Outside Delivery Date”), then Lessee may terminate this Lease by written notice to Lessor given no later than ten (10) days after the Outside Delivery Date, whereupon all obligations of the parties hereto shall be null and void and all deposits or other amounts paid by Lessee shall be returned.

(b) EARLY POSSESSION. Lessor shall provide access to Premises approximately thirty (30) days prior to occupancy (the “Early Access Period”) for Lessee’s vendors to install office furniture, fixtures, and equipment (the “FF&E”). Lessee shall have access to the Building and the designated elevators during normal business hours for the delivery of its FF&E. Furthermore, during the Early Access Period, the Premises shall be substantially free and clear of Lessor’s contractors. Lessee shall not be required to pay any rent during the Early Access Period.

6. USE AND COMPLIANCE WITH LAW. The Premises shall be used only for general office purposes, and for no other purpose without Lessor’s prior written consent, which Lessor may grant or withhold in Lessor’s sole and absolute discretion. Lessee shall not use the Premises for any unlawful purpose or so as to constitute a nuisance. Lessee covenants and agrees to comply with all restrictive covenants and ordinances and regulations of governmental authorities applicable to the Premises. Notwithstanding the foregoing, Lessee shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, HVAC, life safety systems, foundation, structural floor slabs and other structural elements of the Building unless the same are (x) required by Lessee’s particular use of the Premises or (y) result from any alterations made by Lessee.

7. SIGNS. Except as contained in Rider 1 Section 2 of this Lease, Lessee shall not, without the prior written consent of Lessor and the architectural review committee having jurisdiction over the Building, place any signs or advertising matter or material on the exterior or interior of the Building. If Lessor approves any signage or advertising matter or material, Lessee shall (unless otherwise directed by Lessor) remove same at the termination or expiration of this Lease and shall restore the affected area of the Premises or Building, as applicable, to the condition in which the same existed prior to Lessee’s placement of said sign.

8. QUIET ENJOYMENT AND COVENANT OF TITLE. Upon payment of the rents herein reserved and performing the terms, conditions, and covenants herein contained, Lessee’s peaceful and quiet enjoyment of the Premises during the full Term of this Lease, and any extension hereof shall not be disturbed by anyone claiming by, through or under Lessor. Lessee’s timely payment and performance of its obligations under this Lease shall be conditions to all of Lessor’s obligations hereunder.

9. LESSOR’S SERVICES. (a) Lessor shall furnish the following services to Lessee at Lessor’s cost on and during each business day (excluding Saturdays, Sundays and legal holidays):

(i) Elevator service (if elevators are in the Building).

(ii) Daily janitorial service and supplies for the Common Areas in the Building and Premises, Monday through Friday.

(iii) Heating and air conditioning during the appropriate seasons at levels similar to those maintained in similar Class “B” office buildings in the Charlotte, North Carolina metropolitan area during normal business hours (7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday).

(iv) Hot and cold water as required for drinking, cleaning and lavatory purposes.

(v) Electricity supplied through the Building’s 110-volt 20 amp circuits for lighting purposes and for operation of small business machines and equipment (e.g., fax machines, personal computers and similar equipment). If Lessee desires dedicated or 220-volt electrical circuits, or wishes to install electrical equipment which will cause usage of electricity within the Premises to be above normal electrical usage for general office space, Lessee shall obtain Lessor’s written consent prior to installing such equipment or circuits. Any additional electrical circuits approved shall be installed by Lessor at Lessee’s expense (including, without limitation, an administration fee to Lessor (or, at Lessor’s option, its affiliates) in an amount equal to five percent (5%) of the actual cost of such work. Lessor may consider, among other relevant factors, the effects of the electrical load of the Premises upon the Building’s circuits in giving or withholding its consent. Lessor may also require that Lessee pay periodically the additional direct expense of electricity supplied through Lessee’s special circuits or excess electricity usage, including the cost of installing any necessary meters or sub-meters.

(b) Lessor shall not be liable for the interruption of any of the above-mentioned services caused by strikes, lockouts, accidents or other causes beyond the reasonable control of Lessor. Any interruption of service shall never be deemed an eviction or disturbance of Lessee’s use and possession of the Premises or any part thereof, or render Lessor liable to Lessee for damages, or relieve Lessee from performance of Lessee’s obligation under this Lease, unless the interruption is the result of gross negligence by Lessor. Lessor shall use its best efforts to restore the interrupted service within a reasonable time after interruption if the cause of interruption is subject to Lessor’s control. Notwithstanding the foregoing, if (i) any interruption, curtailment, stoppage or suspension is caused by Lessor, its agents, employees or contractors, and (ii) such event prevents Lessee from using the Premises for a period of seven (7) days or more, then rent due shall abate to the extent Lessee is prevented from using the Premises from and after the seventh (7th) day of such interruption, curtailment, stoppage or suspension until the applicable service is restored.

(c) Lessor shall also provide exterior maintenance of the Building and its appurtenant grounds and facilities (the “Project”), including, but not limited to, parking lot repairs, landscape maintenance, structural repairs and roof repairs and all common areas, so that the Project is maintained in the condition generally expected for the class of building in which the Building existed as of the date of this Lease. References in this Lease to the Project shall be deemed to mean the Project or any portion thereof, as the same exists from time to time, if the context so requires. The depiction of the Project on any exhibit to this Lease (or any other document provided to Lessee) does not constitute a representation, covenant or warranty of any kind by Lessor, and Lessor and/or any owner of all or any part of the Project reserve the right from time to time to change the size, layout and dimensions of the Project or any of the buildings therein, the parking areas, and/or identity and type of use of other tenants. Lessor and/or any owner of all or any portion of the Project shall have the right to convey its ownership of all or any part of the Project to one or more third parties, and thereafter the third party shall have the right to remove such conveyed portion from the definition of “Project” set forth in this Lease.

10. OPERATING EXPENSES: Lessee shall pay to Lessor during the term hereof, in addition to the rent, Lessee’s Share, as hereinafter defined, of all Operating Expenses, as hereinafter defined, in excess of the Base Year, as hereinafter defined, during each calendar year of the Term commencing with calendar year 2016, in accordance with the following provisions:

(a) “Lessee’s Share” is defined, for purposes of this Lease, as the percentage derived by dividing the rentable square footage of the Premises by the total rentable square footage of the Building.

(b) “Base Year” is defined, for purposes of this Lease, as the actual Operating Expenses incurred during the calendar year 2015.

(c) “Operating Expenses” is defined, for purposes of this Lease, as all costs incurred by Lessor in connection with the Project, including without limitation, the following:

(i) The operation, repair and maintenance, in neat, clean, good order and condition, of the following:

(aa) The Common Areas, including, but not limited to, lobbies, stairways (excluding stairways constructed within any tenant’s space), loading and unloading areas, trash areas, roadways, sidewalks, walkways, driveways, roof, elevators, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, fences and gates and the Meeting Facility (excluding costs directly related to the use thereof by individual tenants of the Building or any other person);

(bb) Trash disposal services;

(cc) Tenant directories;

(dd) Fire detection systems including sprinkler system maintenance and repair;

(ee) Security services;

(ff) Administrative wages and salaries’ and management fees;

(gg) Janitorial service;

(hh) Any other service to be provided by Lessor that is elsewhere in this Lease stated to be an “Operating Expense;”

(ii) Any deductible portion of an insured loss concerning any of the items or matters described in this paragraph;

(iii) The cost of the premiums for all liability, property and loss of rents/business interruption insurance policies maintained by Lessor in connection with the Building;

(iv) The amount of the real property tax to be paid by Lessor, however the base year for determination of real estate taxes shall be 2016;

(v) The cost of all utilities for the Building and land, including, but not limited to, the cost of water and sewer services and power for heating, lighting, air conditioning and ventilating and the cost of maintenance and repair of these systems;

(vi) Any amounts, including, but not limited to, insurance premiums which are paid as assessments to the unit owners’ association of the Condominium to the extent that such amount is in payment of costs otherwise described herein as “Operating Expenses.”

The following items shall be excluded from the definition of Operating Expenses: (i) payments of debt service and any other mortgage charges, brokerage commissions and legal fees and all related expenses incurred by Lessor in connection with the leasing at the Building; (ii) costs of special services rendered to tenants (including Lessee) for which a separate charge is made; (iii) salaries of executives and owners not directly employed in the management or operation of the Building; (iv) the general overhead and administrative expenses of the home office or regional office of Lessor; (v) costs of capital improvements, provided that capital improvements shall be amortized over the useful life of the applicable item(s) based on industry standards and generally accepted accounting principles and such amortized cost shall be included in Operating Expenses; (vi) costs of correcting defects in design and/or construction of the Building, or costs in constructing any additional buildings or improvements; (vii) depreciation; (viii) costs of design, plans, permits, licenses, inspection, utilities, construction and clean-up of tenant improvements to the Premises or the premises of other tenants or other occupants, (ix) the amount of any allowances or credits paid to or granted to tenants or other occupants of any such design or construction; (x) any cost or expenditure (or portion thereof) for which Lessor is reimbursed, whether by insurance proceeds or otherwise; (xi) any increase in the cost of Lessor’s insurance caused by a specific use of another tenant or by Lessor; (xii) attorneys’ fees, costs, disbursements, and other expenses incurred in connection with the disputes with existing tenants; (xiii) rent for space which is not actually used by Lessor in connection with the management and operation of the Building; (xiv) all costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Lessor, its employees, agents, contractors or assigns of the terms and conditions of the Lease, or any valid, applicable building code, governmental rule, regulation or law; (xv) any amount paid by Lessor or Lessor’s managing agent to a subsidiary or affiliate of Lessor or Lessor’s managing agent, or to any party as a result of a non-competitive selection process, for management or other services to the Building, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceed the cost that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Lessor or Lessor’s managing agent on a competitive basis; (xvi) contingency or replacement reserves; (xvii) costs incurred in detoxification or other cleanup of the Property required as the result of hazardous substances therein or thereon.

(e) Lessee’s Share of the increase in Operating Expenses shall be payable by Lessee within thirty (30) days after a reasonably detailed statement of actual expenses is presented to Lessee by Lessor. At Lessor’s option, however, an amount may be estimated by Lessor from time to time of Lessee’s Share of the increase in annual Operating Expenses and the same shall be payable monthly during each twelve-month period of the Lease term, on the same day as the rent is due hereunder. In the event that Lessee pays Lessor’s estimate of Lessee’s Share of Operating Expenses as aforesaid, Lessor shall deliver to Lessee within sixty (60) days after the expiration of each calendar year a reasonably detailed statement showing Lessee’s Share of the increase in the actual Operating Expenses incurred during the preceding year. If Lessee’s payments under this paragraph during said preceding year exceed Lessee’s Share as indicated on said statement, Lessee shall be entitled to credit the amount of such overpayment against Lessee’s Share of the increase in Operating Expenses next falling due (or, if the term of the Lease has ended, Lessor shall promptly refund any such overpayment to Lessee). If Lessee’s payments under this paragraph during said preceding year were less than Lessee’s Share as indicated on said statement, Lessee shall pay to Lessor the amount of the deficiency within thirty (30) days after delivery by Lessor to Lessee of said statement. Failure by Lessor to timely provide any statement shall not constitute a waiver by Lessor of its rights to payments due pursuant to this Paragraph, and the obligations hereunder shall survive the expiration or other termination of this Lease.

(f) If occupancy of the Building during any calendar year during the term of this Lease (including the Base Year) is less than 95%, then the Variable Operating Expenses for the calendar year shall be “grossed up” to that amount of Operating Expenses that, using reasonable projections, would normally be expected to be incurred during the calendar year if the Building was 95% occupied during the entire calendar year. Variable Operating Expenses have a direct proportional relationship to occupancy levels in the Building and will be grossed up based on the average of the occupancy rates during the year in question. Additionally, Lessor shall exclude from calculating Operating Expenses for the Base Year any costs and expenses (i) which Lessor reasonably determines have resulted directly or indirectly from a force majeure event described in Paragraph 50 below and/or from any Operating Expenses which Lessor reasonably determines are non-recurring in nature.

(g) Controllable Operating Expenses, as grossed-up, shall not increase more than four percent (4%) annually on a cumulative basis. Controllable Operating Expenses shall include all Operating Expenses with the exception of utilities, insurance, and snow removal.

(h) Management fees shall not exceed three percent (3%) of the gross collected Rent.

11. ALTERATIONS BY LESSEE. Lessee shall not make any alterations to the Premises without obtaining Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (except that such consent may be granted or withheld in Lessor’s sole and absolute discretion as to any proposed alterations which would affect the Building exterior, structural components or utility, mechanical or life safety systems). Any and all alterations, additions, or other improvements made by Lessee, with or without the consent of Lessor, regardless of how attached (except movable trade fixtures), shall become immediately upon installation and thereafter remain the property of Lessor, without compensation therefor to Lessee, unless otherwise agreed in writing by Lessor; provided, however, Lessor shall have the right, if given to Lessee by written notice at the time Lessor grants its consent to any alteration, to require that Lessee, upon the termination or at the expiration of this Lease, remove any or all such alterations, additions and improvements and restore the Premises to their original condition, normal wear and tear excepted. If Lessee seeks to perform any alteration of the Premises (other than improvements that are decorative in nature, then Lessee shall pay Lessor’s reasonable attorneys’ fees and other costs incurred in connection therewith, plus an administrative fee equal to four percent (4%) of the total hard construction costs of each such alteration. Notwithstanding the foregoing, Lessee may make non-structural alterations to the Premises costing less than Twenty Thousand Dollars ($20,000.00) at any time, provided Lessee has delivered to Lessor written notice of such improvements including a detailed description of Lessee’s plans no less than thirty days prior to the commencement of any such work.

Lessee shall keep the Premises, Building and Project free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Lessee. Lessor shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Lessor may deem to be proper for the protection of Lessor, the Premises, Building and/or Project from such liens. Lessee shall remove any such lien by bond or otherwise within fifteen (15)) days after notice from Lessor, and if Lessor shall fail to do so, Lessor may, but shall not be obligated to, pay the amount necessary to remove such lien without being responsible for investigating the validity thereof, provided that Lessor shall not make any such payment that Lessee is contesting in good faith and for which Lessee has delivered to Lessor a bond sufficient to indemnify Lessor for such liability. Any amount so paid by Lessor shall be deemed additional rent under this Lease payable within ten (10) days of demand, without limitation as to other remedies available to Lessor under this Lease. Nothing contained in this Lease shall authorize Lessee to do any act which shall subject Lessor title to the Premises, Building or Project to any liens whether claimed by operation of law or express or implied contract. If Lessee desires to contest any claim of lien, it shall within fifteen (15) calendar days after the filing of the lien for record, furnish Lessor with cash security in the amount of one and one half (1 1/2) times the claim of lien, plus estimated costs and interest, or furnish Lessor with a surety bond of a responsible licensed (under the laws of the jurisdiction in which the Project is located) corporate surety in the amount and manner sufficient to release the Project and the Premises from the charge of the lien as contemplated by applicable laws. Nothing contained herein shall prevent Lessor, at the cost and for the account of Lessee, from obtaining and filing, at Lessee’s expense, a bond conditioned upon the discharge of such lien, in the event Lessee fails or refuses to furnish the same within said fifteen (15) calendar day period, in which event Lessee shall reimburse Lessor for the premium on such bond plus Interest.

12. USE OF THE PARKING FACILITIES. Lessee and its employees and customers shall have the non-exclusive right, in common with Lessor, other tenants of the Building and their respective employees, guests and customers, to park automobiles in the parking area provided by Lessor, subject to such reasonable rules and regulations as Lessor may impose from time to time, including the designation of specific areas in which automobiles of Lessee, its employees, guests and customers must be parked. Notwithstanding the foregoing, Lessee shall exclusively be entitled to reserved vehicle parking spaces equal to seven (7) spaces per 1,000 rentable square feet (which initially shall be 107 parking spaces), and shall not use more parking spaces then said number. Said reserved spaces shall be located on top parking deck, as per the parking plan made a part of this Lease as Exhibit F. In the event that Lessee exercises its expansion option or the Premises otherwise increases, then Lessee shall be entitled to reserved vehicle parking space equal to four (4) spaces per 1,000 rentable square feet with respect to any expansion premises.

13. SUBLEASING AND ASSIGNMENT. Lessee shall be permitted to assign this Lease or sublet all or any portion of the Premises to any related entity, parent company, subsidiary, or affiliate of Lessee, any entity that directly or indirectly controls, is controlled by or is under common control with Lessee, or to any corporation or other entity that succeeds to all or substantially all of the assets and business of Lessee (each, a “Permitted Assignee”) subject to prior notice to Lessor, but not Lessor’s prior written consent. For all other transfers, Lessee and any approved assignee or approved subtenant may not assign their rights under this Lease or the applicable sublease, or sublet the whole or any part of the Premises, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned, or delayed. For purposes hereof, if Lessee is a partnership, a withdrawal or change of the managing partner, or partners owning more than a controlling interest in the partnership in one or more transfers, or if Lessee is a corporation, any transfer of a majority of its stock in one or more transfers, or the transfer by the controlling shareholder of so much of its stock that it is no longer the controlling shareholder; or if Lessee is a limited liability company, any transfer of a majority of its membership interest in one or more transfers, or the transfer by the controlling member of so much of its membership interest that it is no longer the controlling member, shall constitute a voluntary assignment and shall be subject to the provisions of this Paragraph 13.

Even if Lessor’s consent is given, no subletting or assignment shall release Lessee from any obligation pursuant to this Lease or alter the primary liability and obligation of Lessee to pay the rent and to perform all other obligations to be performed by Lessee hereunder. Acceptance of rent by Lessor from an assignee or subtenant who has not been approved by Lessor shall not waive the default created by failure to obtain Lessor’s consent. As a condition of approving any proposed assignee or subtenant, Lessor may require such financial and other information concerning the proposed assignee or subtenant that Lessor reasonably deems appropriate. Approval of a proposed sublease or assignment in any one instance shall not affect Lessor’s right to approve all subsequent assignments and subleases. Lessor shall be furnished with a duplicate executed original of all subleases and assignments. If Lessee requests Lessor’s consent of an assignment of Lessee’s interest in this Lease, Lessor may, at its option, elect to terminate this Lease as of the effective date of the proposed assignment.

Notwithstanding anything in this Lease to the contrary, Lessee further agrees that any assignment or sublease shall be subject to the following additional limitations: (i) in no event shall Lessee assign or sublet all or any portion of the Premises to any existing tenant of the Building unless Lessor does not have direct space available that is comparable to Lessee’s sublease space; (ii) in no event shall the proposed subtenant or assignee be a person or entity with whom Lessor or its agent is then negotiating and to or from whom Lessor, or its agent, has given or received any bona fide written or oral proposal within the past six (6) months regarding a lease of space in the Building; and (iii) All public advertisements of the assignment of the lease or sublet of the Premises, or any portion thereof, shall be subject to prior written approval by Lessor, such approval not to be unreasonably withheld or delayed. Said public advertisement shall include, but not be limited to, the placement or display of any signs or lettering on the exterior of the Premises or on the glass or any window or door of the Premises or in the interior of the Premises if it is visible from the exterior.

If Lessor consents to any assignment or subletting of Lessee’s interest in this Lease, as a condition thereto which the parties hereby agree is reasonable, Lessee shall pay to Lessor fifty percent (50%) of any “Transfer Premium,” as that term is defined below, actually received by Lessee from the assignee or sublessee in connection with the Transfer. “Transfer Premium” means all rent, additional rent or other consideration payable by such assignee or sublessee in connection with a assignment or subletting in excess of the Rent and Operating Expenses payable by Lessee under this Lease during the term of the applicable assignment or subletting on a per rentable area square foot basis if less than all of the Premises is transferred (unless all or a portion of the subject space is subject to different Rent and Operating Expenses terms, in which case, to the extent applicable, such different terms shall be applicable), after deducting the expenses incurred or to be incurred by Lessee for the following, to the extent commercially reasonable under the circumstances, (collectively, “Transfer Costs”): (i) any changes, alterations and improvements to the Premises (but only if Lessor has provided its consent thereto, to the extent that Lessor’s consent is required under this Lease) in connection with the subject assignment or subletting, (ii) any space planning, architectural or design fees or expenses incurred in marketing such space or in connection with such assignment or subletting, (iii) any customary and market reasonable improvement allowance or other customary and market reasonable monetary concessions provided to the assignee or sublessee, (iv) any brokerage commissions incurred by Lessee in connection with the assignment or subletting, (v) reasonable good faith attorneys’ fees incurred by Lessee in connection with the assignment or subletting (excluding, in all cases, the fees of any “in-house” attorneys), and (vi) any lease takeover costs incurred by Lessee in connection with the assignment or subletting. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration actually paid by assignee or sublessee to Lessee in connection with such assignment or subletting, and any payment in excess of fair market value for services rendered by Lessee to the assignee or sublessee or for assets, fixtures, inventory, equipment, or furniture transferred by Lessee to assignee or sublessee in connection with such assignment or subletting. The determination of the amount of Lessor’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Lessee under the assignment or subletting. For purposes of calculating the Transfer Premium on a monthly basis, (x) Lessee’s Transfer Costs shall be deemed to be expended by Lessee in equal monthly amounts over the entire term of the subject assignment or subletting (provided, however, at the election of Lessee, in its sole discretion, Lessee may amortize all or any portion of such Transfer Costs over a shorter period or may elect to allocate such Transfer Costs to the earliest portion of the term of such Transfer until such Transfer Costs are exhausted) and (y) the rent paid for the subject space by Lessee shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all cash concessions actually paid in cash to Lessee by Lessor in connection therewith. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis without interest over the relevant term.

In the event of default by any assignee of Lessee or any successor of Lessee in the performance of any of the terms hereof after the expiration of any applicable grace or cure period, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against such assignee or successor. Lessee shall not be entitled to receive monetary damages based upon a claim that Lessor unreasonably withheld its consent to a proposed assignment or subletting, and Lessee’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment.

The original Lessee named in this Lease (and any “affiliate” of said original Lessee) may assign its entire interest under this Lease or sublease all or any part of the Premises to any affiliate or to a successor to all or substantially all of the assets of Lessee by purchase, merger, consolidation or reorganization without the consent of Lessor, provided that all of the following conditions are satisfied: (1). Lessee shall give Lessor at least thirty (30) days’ prior written notice of the proposed purchase, merger, consolidation or reorganization promptly thereafter; and (2) the assignee or subtenant (including, without limitation, any reorganized or surviving Lessee entity) has a net worth equal to the net worth of Lessee as of the date of this Lease (determined in accordance with generally accepted accounting principals, consistently applied). The term “affiliate” means any person or entity which is controlled directly or indirectly by Lessee or its parent company, or which entity controls, directly or indirectly, Lessee or its parent company, or which owns or is owned by the affiliate, so long as such transaction was not entered into as a subterfuge to avoid the obligations and restrictions of the Lease, provided the conditions in subparagraphs (1), (2) and (3) above are satisfied. Lessee’s notice to Lessor shall include information and documentation showing that each of the above conditions has been satisfied, as well as copies of documents evidencing the nature of the permitted transfer. If requested by Lessor, Lessee’s successor shall sign a commercially reasonable form of assumption agreement, in the case of an assignment, or a sublease agreement, in the case of a sublease.

If Lessee shall assign this Lease or sublet the Premises or request the consent of Lessor to any assignment, subletting, hypothecation or other action requiring Lessor’s consent hereunder, then Lessee shall pay Lessor’s reasonable attorneys’ fees incurred in connection therewith, but not to exceed $1,500.00 per request.

14. CARE OF PREMISES. Lessee agrees to take good care of the Premises, and shall not suffer or permit any waste or injury thereto. Lessee shall pay for all repairs to the Project necessary due to the acts of Lessee, its employees, agents, customers or guests, or their use of the Project, subject to the waiver of subrogation provisions set forth in Section 19. Upon the expiration or termination of this Lease, Lessee shall surrender the Premises in as good condition as Lessee obtained same on the Commencement Date, reasonable wear and tear and damage by insured (or required to be insured by the terms of this Lease) casualty excepted.

15. DAMAGE TO PREMISES. If the Premises are damaged by fire, earthquake, act of God, the elements or other casualty, within sixty (60) days after such event, Lessor shall notify Lessee of the estimated time (“Lessor’s Casualty Notice”), in Lessor’s reasonable judgment, required for repair or restoration. If such estimated time for repair or restoration is less than one hundred eighty (180) days after the commencement of repairs by Lessor and the cost of repair is covered by insurance maintained by Lessor, Lessor shall forthwith repair or restore the Premises, to the extent of insurance proceeds received on account of such casualty. If the time for repair or restoration is in excess of one hundred eighty (180) days after the date of casualty or the cost of repair is not covered by Lessor’s insurance, Lessor shall elect, in the same notice to Lessee, either (i) to repair or restore the Premises, in which event this Lease shall continue in full force and effect, or (ii) to terminate this Lease, in which event this Lease shall terminate effective as of the date of the casualty. In addition, If the time for repair or restoration is in excess of one hundred eighty (180) days after the date of casualty, the Lessee shall have the right to terminate this Lease by written notice delivered to Lessor within thirty (30) days from the date of Lessor’s Casualty Notice.

Lessor shall also have the right to terminate this Lease if:

(A) The Project, or any portion thereof, shall be damaged so that, in Lessor’s sole but good faith judgment, substantial alteration or reconstruction of the applicable portion of the Project shall be required (whether or not the Premises has been damaged); (ii) Lessor is not permitted by law to rebuild the Project in substantially the same form as existed before the fire or casualty; or (iii) any mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt. Lessor may exercise its right to terminate this Lease by notifying Lessee, in writing, within sixty (60) days after the date of the casualty, in which event this Lease shall terminate effective as of the date of the casualty; or

(B) A casualty to the Premises occurs during the final twelve (12) months of the Term which is estimated by Lessor in good faith to require in excess of thirty (30) days to repair or restore.

If this Lease is terminated pursuant to the provisions of this Paragraph 15, then this Lease and the tenancy hereby created shall cease as of the date of casualty and all rent shall be abated as of such date. If this lease is not terminated pursuant to the provisions of this

Paragraph 15, then all rent (or the ratable portion thereof if only a portion of the Premises has been damaged) shall be abated as of the date of the casualty until the Premises have been restored to the condition that existed prior to the casualty Lessor shall not be obligated to reconstruct or repair the Building or Premises except to the extent insurance proceeds have been received with respect to the event causing the damage. Lessor shall not be required to repair, replace or insure any alteration made by Lessee or any other property which the Lessee may be entitled to remove from the Premises. No damages, compensation or claims shall be payable by Lessor for inconvenience, loss of business or other consequential damages arising from any casualty, maintenance, repair or restoration of the Premises, Building or Project. All rent paid in advance shall be apportioned in accordance with the foregoing provisions as of the date of damage, however, if the damage results wholly or in part from the fault of Lessee, its agents, contractors, employees or invitees, Lessee shall not be entitled to termination or any abatement or reduction in rent. Notwithstanding the foregoing to the contrary, Lessor shall not be obligated to repair damage or restore the Building or the Premises if Lessor’s lender does not make insurance proceeds available for such purpose and Lessor is unable to obtain alternative financing within six (6) months after Lessor’s receipt of notice that its lender refuses to make the insurance proceeds available, after having made good faith efforts to obtain such alternative financing.

Lessor and Lessee acknowledge that their respective rights and obligations in the event of any damage to or destruction of the Premises or Project are to be governed exclusively by this Lease and waive their respective rights under any statutory provision which grants rights or imposes obligations different from those set forth in this Paragraph 15.

16. LIABILITY AND INSURANCE. Lessor and its agents shall not be liable for any injury to persons resulting from any cause other than the those resulting from the gross negligence or willful misconduct of Lessor, its agents and employees. Lessee shall indemnify, defend (using counsel selected by Lessor and approved by insurer) and save Lessor harmless from all suits, actions, damages, liability and expense arising from or out of any occurrence in, upon, at or from the Project or the occupancy or use by Lessee of the Premises, and which is occasioned wholly or in part by any act or omission of Lessee, its agents, contractors, employees, invitees, licensees or visitors, which obligation shall survive the expiration or earlier termination of this Lease. To this end, Lessee shall at all times during the term of this Lease or any renewal thereof carry with an approved insurance carrier licensed to operate in the state in which the Premises are located, the following forms of insurance:

(a) All Risk insurance (including, without limitation, sprinkler leakage endorsements) upon property of every description and kind owned by Lessor and located in the Building or for which Lessee is legally liable or installed by or on behalf of Lessee, including, without limitation, furniture, fixtures, personal property, any Lessee alternations, in an amount not less than 100% of the full replacement cost thereof, and providing business interruption coverage for a period of one year. All such insurance policies shall name Lessee as named insured thereunder, shall name Lessor, and, at Lessor’s request, Lessor’s “mortgagees”, as loss payees thereunder, all as their respective interests may appear;

(b) Commercial general liability insurance coverage, including personal injury, bodily injury, broad form property damage and contractual liability (covering all of Lessee’s indemnity obligations under this Lease), in amount not less than $1,000,000.00 per occurrence, $2,000,000.00 aggregate. All such insurance policies shall name Lessee as named insured thereunder and shall name Lessor and Lessor’s managing agent and mortgagees as additional insureds thereunder;

(c) Workers’ Compensation and Employer’s Liability Insurance in form and amounts not less than that required by applicable law, but in no event will the coverage provided under Lessee’s Employer’s Liability Insurance be less than $1,000,000 or such other amount as

Lessor may be reasonably require;

(d) All vendors, movers and contractors engaged by or on behalf of Lessee to perform work in or about the Premises shall deliver proof of insurance to Lessor before said person or entity will be permitted to commence work, which insurance must name Lessor as an additional insured thereunder and be otherwise acceptable to Lessor;

(e) Any other form or forms of insurance, with coverage in such amounts, as Lessor may reasonably require from time to time to the extent customarily required by landlords of similar buildings in the Charlotte, North Carolina metropolitan area.

All policies shall be written in a form reasonably satisfactory to Lessor and shall be taken out with insurance companies admitted in the State in which the Project is located holding a General Policyholders Rating of “A-” and a Financial Rating of VII or better, as set forth in the most current issue of Best’s Insurance Reports. Prior to the date Lessee takes possession of any part of the Premises, Lessee shall deliver to Lessor copies of policies or certificates evidencing the existence of the amounts and forms of coverage required hereunder, and said certificates shall provide that no such policy shall be cancelable except after thirty (30) days’ prior written notice to Lessor and any additional insureds or loss payees thereunder. Lessee shall, within ten (10) days prior to the expiration of such policies, furnish Lessor with renewals or binders thereof, or if Lessee fails to do so, Lessor may order such insurance and charge the cost thereof shall be due from Lessee to Lessor upon demand as additional rent. All insurance maintained by Lessee with respect to the Premises or Project (whether or not required under this Lease) shall be written as primary coverage and non contributing with respect to any insurance maintained by Lessor.

Lessee shall notify Lessor promptly of any accident or loss in the Premises or the Project or of any defects therein or in the equipment and fixtures thereof of which Lessee has knowledge.

17. INSPECTION OF PREMISES. Lessor and Lessor’s agents shall have free access (upon reasonable prior notice to Lessee, except in cases of emergency) during normal business hours to the Premises for the purposes of inspection, maintenance and repair. Lessor shall have the right to show the Premises to prospective tenants during the last one hundred eighty (180) days of the Term of this Lease.

18. HAZARDOUS MATERIALS. (a) Without Lessor’s prior written consent, Lessee shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Lessee, its agents, employees, contractors or invitees, except for small quantities of such Hazardous Material incidental to Lessee’s business.

(b) Any Hazardous Material permitted on the Premises as provided in Section 18(a) and all containers therefor, shall be used, kept, stored and disposed of in a manner that complies with all federal, state and local laws or regulations applicable to this Hazardous Material.

(c) Lessee shall not discharge, leak or emit, or permit to be discharged, leaked or emitted, any material into the atmosphere, ground, sewer system or any body of water, if that material (as is reasonably determined by the Lessor or any governmental authority) does or may pollute or contaminate the same or may adversely affect (aa) the health, welfare or safety of persons, whether located on the Premises or elsewhere, or (bb) the condition, use or enjoyment of the building or any other real or personal property and which would result in a violation of applicable environmental laws.

(d) At the commencement of each Lease year, Lessee shall disclose to Lessor the names and approximate amounts of all Hazardous Material that Lessee intends to store, use or dispose of on the Premises in the coming Lease year. In addition, at the commencement of each Lease year (beginning with the second Lease year), Lessee shall disclose to Lessor the names and amounts of all Hazardous Material that to Lessee’s knowledge were actually used, stored or disposed of on the Premises, if those materials were not previously identified to Lessor at the commencement of the previous Lease years.

(e) As used herein, the term “Hazardous Material” means (aa) any “hazardous waste”

as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (bb) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (cc) any oil, petroleum products and their by-products, other than those used in automotive or recreational activity, boats or motorcycles which are stored on the Premises in accordance with all applicable laws and minor leakage and spills which are, upon written request of Lessor, promptly cleaned up; and (dd) any substance that is or becomes regulated by any federal, state, or local governmental authority.

(f) Lessee hereby agrees that it shall be fully liable for all costs and expenses related to the use, storage and disposal of Hazardous Material kept on the Premises by the Lessee, and the Lessee shall give immediate notice to the Lessor of any violation or potential violation of the provisions of Section 18(b). Lessee shall defend, indemnify and hold harmless Lessor and its agents from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including without limitation, reasonable attorneys’ and consultants’ fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (aa) the presence, disposal, release or threatened release of any such Hazardous Material that is on, from or affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise which is caused by the actions or Lessee, its agents or employees; (bb) any violation of any laws applicable thereto by Lessee, its agents or employees. The provisions of this Section 18(f) shall be in addition to any other obligations and liabilities Lessee may have to Lessor at law or in equity and shall survive the transactions contemplated herein and shall survive the expiration or earlier termination of this Lease.

19. INDEMNIFICATION. Lessee (and each of its assignees and/or subtenants) shall indemnify, defend (using counsel selected by Lessor) and hold Lessor and Lessor’s officers, directors, principals, agents and employees harmless from any and all claims, damages, liabilities or expenses arising out of (aa) Lessee’s use of the Premises, (bb) any and all claims arising from any breach or default in the performance of any obligation of Lessee and/or (cc) any act, omission or negligence of Lessee, its agents or employees, which obligation shall survive the expiration or earlier termination of this Lease. Lessee agrees to procure and keep in force during the Term hereof a contractual liability endorsement to its public liability policy, specifically endorsed to cover the indemnity provision of this section.

Notwithstanding anything to the contrary contained in this Lease, under no circumstances whatsoever shall Lessor or its officers, directors, principals, agents or employees be liable for consequential or punitive damages or damage to Lessee’s business or loss of income therefrom. Additionally, neither Lessor nor its officers, directors, principals, agents or employees be liable for any damage to or loss of Lessee’s personal property, inventory, fixtures or improvements, from any cause whatsoever, including without limitation, damage caused by water, snow, windstorm, tornado, gas, steam, electrical wiring, sprinkler system plumbing, heating and air conditioning apparatus and from any acts or omissions of co-tenants or other occupants of the Building, unless due to the gross negligence or willful misconduct of Lessor, its agents or employees. To this end, Lessee shall maintain “all-risk” insurance as required in paragraph 16 above. Lessor shall maintain during the term of this Lease “all risk” insurance for full replacement cost of the Building. All policies of insurance required to be maintained by Lessee and Lessor under this Lease shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss. Additionally, Lessee and Lessor each hereby waive and shall cause its insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other party and their officer, directors, principals, agents and employees for any loss or damage that may occur to the other party or any party claiming by, through or under Lessee and Lessor (as the case may be) with respect to

Lessee’s or Lessor’s property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence or gross negligence of Lessor or Lessee (as the case may be) or any parties related to Lessor or Lessee (as the case may be).

20. RULES AND REGULATIONS. Lessee shall during the Term of this Lease, at its sole cost and expense, comply with all laws, ordinances, regulations, orders and requirements of any governmental authority which may be applicable to the Premises or to the use, manner of use or occupancy thereof, whether or not the same shall interfere with the use or occupancy of the Premises. Notwithstanding the foregoing, Lessee shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, HVAC, life safety systems, foundation, structural floor slabs and other structural elements of the Building unless the same are (x) required by Lessee’s particular use of the Premises or (y) result from any alterations made by Lessee. Lessee shall give prompt notice to Lessor of any notice it receives of the violation of any law or requirement of any public authority with respect to the Premises or use or occupation thereof. The rules and regulations attached to this Lease as Exhibit C shall be and are hereby made a part of this Lease. Lessee, its employees, customers and guests shall perform and abide by such rules and regulations, and any reasonable amendments or additions to such rules and regulations as may be made from time to time by Lessor. Lessor agrees to enforce the rules and regulations against all tenants of the Building in a non-discriminatory manner.

Notwithstanding the foregoing, Lessee may contest in good faith, at its own expense contest (a “Contest”) the validity or application of any laws, ordinances, regulations, orders and requirements of any governmental authority which may be applicable to the Premise for which it is responsible hereunder (a “Contested Matter”); provided that Lessee prosecutes any such Contest with reasonable diligence and continuity and in strict conformity with the provisions of this Paragraph 20. Lessee shall give Lessor reasonable prior notice of any Contest and monthly written reports on its status. If necessary to preserve Lessee’s right to Contest, Lessee may defer compliance with a Contested Matter so long as Lessee prosecutes such Contest in compliance with this paragraph. If at any time in Lessor’s reasonable judgment payment or performance of a Contested Matter becomes necessary to prevent a material adverse effect on Lessor or the Project (or any portion thereof, including without limitation, the Premises), then Lessee shall pay or perform such Contested Matter in time to prevent such material adverse effect. If (a) the amount at issue in any individual Contested Matter exceeds an amount equal to two months’ then current base rent (or four months’ then current base rent in the aggregate with respect to all Contested Matters), and (b) Lessor so requires, then before Lessee commences such Contest, and at all times while such Contest continues, Lessee shall (as a condition to Lessee’s right to commence and continue such Contest) deliver to Lessor and maintain in full force and effect a surety bond, letter of credit, or other security reasonably satisfactory to Lessor, to indemnify Lessor against the Contest. Such security shall equal one hundred fifty percent (150%) of the full incremental payment that Lessee would be required to make if the Contest failed, including any additional interest, charge, penalty, or expense arising from, or to be incurred as a result of, such Contest.

21. CONDEMNATION. If all or a part of the Premises sufficient to render same unusable for Lessee’s purposes (in Lessor’s reasonable judgment) or all means of access to the Premises shall be condemned for a period in excess of one hundred eighty (180) days or sold under threat of condemnation, this Lease shall terminate and Lessee shall have no claim against Lessor or to any portion of the award in condemnation for the value of any unexpired Term of this Lease. In the event of the taking of a material portion of the Project (whether or not the Premises is affected thereby), Lessor shall have the right to terminate this Lease by notice to Lessee within 30 days following such Taking. In the event of any such taking, Lessor shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith, and Lessee shall have no claim against Lessor for the value of any unexpired term of this Lease or otherwise; provided, however, that Lessee may seek to recover independently compensation from the condemning authority for moving expenses, the value of any of Lessee’s property taken (other than Lessee’s leasehold interest in the Premises) or other compensable loss or damage (but only if such independent claim does not reduce the compensation available to Lessor). In the event of a temporary taking of one hundred eighty (180) days or less, this Lease shall not terminate, and the rent shall abate in proportion to the area taken for the period of such taking. Lessor and Lessee acknowledge that their respective rights and obligations in the event of any condemnation or similar proceeding are to be governed exclusively by this Lease and waive their respective rights under any statutory provision which grants rights or imposes obligations different from those set forth in this Paragraph 21.

22. DEFAULT AND REMEDIES. (a) Failure of Lessee to pay when due any installment of rent or any other sum hereunder required to be paid by Lessee upon five (5) business days written notice from Lessor (provided, however, that no written notice shall be required if Lessor has previously given written notice of failure to pay rent during the then current calendar year); or if Lessee has breached any of its obligations in this Lease (other than the payment of Rent) and Lessee fails to remedy such breach within thirty (30) days (or such shorter period as may be provided in this Lease), or if such breach cannot reasonably be remedied within thirty (30) days (or such shorter period), then if Lessee fails to immediately commence to remedy and thereafter proceed diligently to remedy such breach, in each case after notice in writing from Lessor or if Lessee should become bankrupt or insolvent or any debtor proceedings are taken by or against Lessee, or if Lessee abandons the Premises, then Lessor shall have the following rights and remedies:

(i) Lessor may terminate this Lease by written notice to Lessee, in which event this Lease, all rights of Lessee, and all duties of Lessor shall immediately cease and terminate, and Lessor may re-enter and take possession of the Premises, remove all persons and property from the Premises and store such property in a public warehouse or elsewhere at the cost of, and for the account of, Lessee and enjoy the Premises free of Lessee’s estate pursuant to this Lease, without prejudice, however, to any and all rights of action against Lessee that Lessor may have for rent, damages, or breach of this Lease, in respect of which Lessee shall remain and continue liable notwithstanding such termination;

(ii) Lessor shall have the right to re-enter the Premises and remove all persons and property from the Premises and store such property in a public warehouse or elsewhere at the cost of, and for the account of Lessee, without terminating this Lease. Lessor shall have the right to take such action without service of notice except as may be expressly required herein or by applicable law and without resort to legal process (unless required by law) and without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. If Lessor elects to re-enter the Premises as aforesaid, Lessor may, at any time thereafter, elect to terminate this Lease by giving written notice to Lessee of such election. Whether or not Lessor elects to re-enter the Premises or takes possession of the Premises pursuant to legal proceedings or pursuant to any notice required by law, Lessor may, at its option, re-let the Premises or any portion thereof for the benefit of Lessee for such Term or Terms (whether shorter or longer than the Term of this Lease) and at such rental and upon such other Terms and conditions as Lessor, in its sole discretion, deems advisable, and, at the expense of Lessee, Lessor shall have the right to make such repairs or alterations to the Premises as Lessor deems necessary in order to re-let same. Provided this Lease has not been terminated by Lessor, upon each such re-letting all rentals actually received by Lessor from such re-letting applicable to the unexpired Term of this Lease shall be applied as follows: First, to the payment of any costs and expenses of such re-letting, including costs incurred by Lessor for brokerage fees, reasonable legal fees and alterations and repairs to the Premises; Second, to the payment of any indebtedness other than rent due hereunder from Lessee; Third, to Lessee’s repair obligations, including without limitation, the obligation to restore the Premises to the condition required under this Lease; Fourth, to compensate Lessor for any loss or damage which Lessor may suffer thereby; and Fifth, to the payment of any rent or other sum in default. On the scheduled expiration date of this Lease, Lessor shall pay the residue, if any, to Lessee. No such re-entry or taking of possession of the Premises by Lessor shall be construed or shall operate as an election by Lessor to terminate this Lease unless written notice of termination is given by Lessor to Lessee, or this Lease is terminated by an order or decree of a court of competent jurisdiction. Lessor agrees to use commercially reasonable efforts to mitigate its damages resulting from Lessee’s default hereunder.

(iii) All rent (annual rent and all payment of additional rent reasonably ascertainable) for the remainder of the then current Term shall become due and payable, at the option of Lessor; or,

(iv) Lessor may lock up the Premises and preclude Lessee’s access thereto, but only if allowed by applicable law;

(b) In addition to all remedies specified in this Lease, Lessor shall have all remedies available pursuant to applicable law. Notwithstanding anything contained herein to the contrary, Lessee shall not be liable for any of Lessor’s indirect or consequential damages resulting from Lessee’s default hereunder.

(c) No re-entry, taking possession of, or repair of the Premises by Lessor, termination of this Lease or any other action taken by Lessor as a result of any default of Lessee shall relieve Lessee of any of its liabilities or obligations hereunder which arose prior to or by reason of such termination, whether or not the Premises are re-let.

(d) All remedies of Lessor shall be cumulative. Election by Lessor to exercise any remedy shall not prevent or be deemed a waiver of Lessor’s right to thereafter exercise any other remedy.

(e) The prevailing party agrees to pay upon demand all costs, fees and expenses (including, without limitation, court costs and reasonable attorney’s fees) incurred by the other party in enforcing this Lease.

23. HOLDING OVER. If Lessee remains in possession of the Premises after the expiration or termination of the Term of this Lease without Lessor’s written consent, such possession shall be a tenancy at sufferance only, during which tenancy at sufferance annual rent shall be due and payable at 150% of the annual rent due for the last Term. All other provisions of this Lease shall remain in force during the period of any such tenancy at sufferance. Acceptance of rent by Lessor during any holdover tenancy at sufferance shall not waive the default created by Lessee’s holdover.

Notwithstanding anything to the contrary contained above, provided Lessee provides Lessor with at least ninety (90) days prior written notice, the rate specified above for holding over shall be adjusted to 125% for the first thirty (30) day period. Thereafter, holdover rent shall be equal to 150% of the Rent in effect during the last month of the previous Term with all other terms being unaffected, except Lessee will be liable only for direct damages associated with any holdover. In no event shall Lessee be liable for consequential damages.

24. SURRENDER OF PREMISES. Lessee shall surrender the Premises at the expiration or sooner termination of the Lease Term, broom-cleaned, with all personal property, fixtures and equipment (which Lessee is permitted to remove pursuant to this Lease) and rubbish removed, free of subtenancies, and in good condition and repair, reasonable wear and tear and damage by insured (or required to be insured by the terms of this Lease) casualty excepted. Unless otherwise instructed by Lessor in writing, Lessee shall, at Lessee’s sole cost and expense, remove all telecommunication cabling and wires from the Premises. Lessee shall deliver all keys to Lessor or Lessor’s agent. Lessee’s failure to surrender the Premises in the condition required under this Lease as and when required shall constitute a holdover pursuant to paragraph 23 above. The provisions of this Clause shall survive the expiration or sooner termination of the Lease. Notwithstanding the language above, except to the extent required by Lessor in accordance with Section 11 of this Lease, Lessee shall not be required to remove any improvements, fixtures, or cabling from the Premises upon the surrender thereof.

25. INFORMATION CONCERNING LESSEE. Lessee shall furnish within fifteen (15) days after request from Lessor no more than annually such current information concerning the financial condition of Lessee as Lessor may reasonably require. Such financial information shall include (but is not necessarily limited to) a financial statement dated not more than twelve (12) months prior to Lessor’s request. Such financial statement shall be prepared in accordance with generally accepted accounting principles and certified by a certified public accountant. A general partner or officer of Lessee shall furnish a certification to Lessor to the effect that there either has or has not been any material adverse change in the financial condition of Lessee since the date of the financial statement submitted, and if such certification states that there has been a material adverse change, furnishing such details concerning same as Lessor may request. Lessor agrees to keep all such financial information provided by Lessee confidential.

26. AUTHORITY OF LESSEE. Lessee shall furnish to Lessor within fifteen (15) days after request from Lessor such corporate resolutions, certificates of incumbency, or partnership resolutions as Lessor may reasonably request in order to confirm that the execution and delivery of this Lease has been duly authorized by Lessee and that the person(s) executing this Lease on behalf of Lessee were duly authorized to do so. All such corporate or partnership resolutions, or certificates shall be certified as being duly adopted and/or in full force and effect, without amendment, by an appropriate officer or partner of Lessee.

27. SECURITY DEPOSIT. Lessee shall deposit with Lessor upon Lessee’s execution of the Lease and thereafter maintain with Lessor the sum of N/A ($0.00), which shall be held by Lessor, without interest to Lessee, as security for the full and faithful performance by Lessee of Lessee’s obligations pursuant to this Lease. If Lessee fails to pay any amount, which Lessee is obligated to pay pursuant to this Lease, Lessor may, at its option (but Lessor shall not be obligated to), apply any portion of such security fund to the amount owed by Lessee. Any such application by Lessor shall not waive the default created by Lessee’s failure to pay. If any portion of the security deposit is so applied by Lessor, Lessee shall, within ten (10) days after demand from Lessor, restore the security deposit held by Lessor to its original amount. The security deposit, less amounts properly charged against same, shall be refunded to Lessee within thirty (30) days after Lessee has paid all amounts owed and performed all of its obligations pursuant to this Lease. Lessor shall not be required to keep the security deposit separate from its general accounts, nor is any trust relationship created herein between Lessor and Lessee with respect to the security deposit.

28. SUBORDINATION. This Lease is subject and subordinate to all security liens, mortgages, deeds of trust and related financing instruments which may now or hereafter affect the Premises or the Project, and to all renewals, modifications, consolidations, replacement, amendments and extensions thereof, unless Lessor or any lender secured by a mortgage, deed of trust or similar security instrument elects to make this Lease superior to same, which it may do at its option. Within ten (10) business days after request, Lessee shall execute and deliver in recordable form any certificate, subordination agreement, priority agreement or other form of instrument in confirmation of such subordinate or superior status that Lessor may reasonably request. Lessee hereby irrevocably appoints Lessor its attorney in fact to execute and deliver any such instrument on behalf of Lessee, if Lessee fails or refuses to execute or deliver same as required hereby. Lessee shall also execute within ten (10) business days after request an agreement with any lender pursuant to which Lessee agrees to give such lender notice of any default by Lessor pursuant to this Lease, agrees to accept performance by such lender of appropriate curative action, and agrees to give such lender a minimum period of sixty (60) days after Lessee’s notice to such lender for the lender to cure Lessor’s default prior to Lessee terminating this Lease due to Lessor’s default. Lessee hereby irrevocably appoints Lessor its attorney in fact to execute and deliver any such instruments on behalf of Lessee, if Lessee fails or refuses to execute or deliver same as required hereby.

29. ESTOPPEL STATEMENT. Within ten (10) business days after request therefor by Lessor, Lessee agrees to execute and deliver a certificate prepared by Lessor to any proposed mortgagee or purchaser of the Premises or to Lessor certifying (if such is the case) that this Lease is in full force and effect, that there are no defense or offsets thereto, or stating those claimed by Lessee, and such other facts related to this Lease, the Premises or Lessee as Lessor may reasonably request. If Lessee does not execute and return such certificate as required above, and fails to cure such failure within three business days after notice, Lessee hereby irrevocably appoints Lessor as its attorney in fact to execute such certificate on behalf of Lessee.

30. NOTICES. Any notices required pursuant to this Lease shall be in writing. Addresses to which notices shall be sent are as follows:

TO LESSEE:	Fleetmatics USA, LLC 1100 Winter Street Waltham, MA 02451 Attn: Sharon Levine, Esq.

TO LESSOR:	Cal Parkview Limited Partnership 10866 Wilshire Blvd., 11th Floor Los Angeles, CA 90024 Attention: Todd Okum

TO MANAGING AGENT:	PICOA, Inc. 10866 Wilshire Blvd., 11th Floor Los Angeles, CA 90024 Attention: Todd Okum

Either party may at any time designate by written notice to the other a change of address for notices. All notices, demands and requests which are addressed as provided above and are (i) deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, or (ii) accepted for overnight delivery by a reputable overnight delivery provider, delivery charges prepaid or with delivery not conditioned upon payment of charges, shall be deemed to have been given for all purposes hereunder at the time such notice, demand or request shall be deposited in the United States mail or accepted for delivery by the applicable overnight delivery service.

31. PAST DUE RENTS. Lessee recognizes and acknowledges that if rent payments are not received when due, Lessor will suffer damages and additional expense thereby and Lessee therefore agrees that a late charge equal to ten percent (10%) of the late rent may be assessed by Lessor as additional rental if Lessor has not received, within three (3) business days from the due date, any monthly installment of annual rent or other rent or additional rent due pursuant to this Lease. If any check given in payment of rent is not honored when due, Lessor may require that subsequent rent payments be made by certified or cashier’s check. All rent and other sums of whatever nature owed by Lessee to Lessor under this Lease that remain unpaid three (3) days after its due date shall bear interest at the rate of twelve percent (12%) per annum (or, if lower, the highest lawful rate) from the date due until paid.

32. BUILDING NAME. Lessor reserves the right to change at any time the name, address or designation of the Building without any liability to Lessee, provided that Lessor shall give Lessee ninety (90) day prior notice.

33. RIGHT TO RELOCATE. Omitted in its entirely.

34. Intentionally Deleted.

35. [Intentionally Deleted].

36. TAXES ATTRIBUTABLE TO LESSEE’S IMPROVEMENTS. If an increase in real estate taxes assessed on the Building is caused by Lessee’s improvements made after the Commencement Date or fixtures in the Premises, Lessee shall pay as additional rent and within ten (10) days after demand therefor from Lessor all of such real estate taxes attributable to such improvements or fixtures.

37. OVERTIME HVAC. If heating and air conditioning is required after normal business hours, Lessee agrees to reimburse Lessor at a rate of $30.00 per hour per rooftop unit for the overtime usage. Lessee shall reimburse Lessor within thirty (30) days after request. In the event of a rate increase through the utility company, such rate per hour shall be subject to increase. Lessor shall provide thirty (30) days notice of such increase.

38. DEFINITION OF LEASE YEAR. The first Lease year is the period beginning on the Commencement Date and ending one (1) year after the last day of the month preceding the month in which the Commencement Date occurs. The second Lease year shall begin on the day after the end of the first Lease year, and shall end one (1) year after the end of the first Lease year. The third and subsequent Lease years shall begin and end on the appropriate anniversary dates of the beginning and ending dates of the second Lease year.

39. SUCCESSOR AND ASSIGNS. This Lease shall bind and inure to the benefits of the successors, assigns, heirs, executors, administrators and legal representatives of the parties hereto. This provision shall not give Lessee by implication any right to assign its rights or interest pursuant to this Lease. The provisions of paragraph 13 above govern Lessee’s right to assign and sublet.

40. RELATIONSHIP OF LESSOR AND LESSEE. It is expressly understood and agreed that Lessor shall not be construed as or held to be a partner, joint venturer or associate of Lessee, it being expressly understood and agreed that the relationship between the parties hereto is and shall at all times remain that of landlord and tenant.

41. LIMITATION OF LESSOR’S OBLIGATION. The obligations of Lessor hereunder shall be binding only upon its interest in the Project (including the rents, profits and proceeds therefrom), and not upon any other assets of Lessor or any partner of Lessor personally. Lessee agrees to look solely to the equity of Lessor in the Project for the satisfaction of any remedies of Lessee or judgment obtained by Lessee as a result of a breach by Lessor of this Lease. Without limiting the foregoing, Lessee and all of its successors and assigns agree that the obligations of Lessor under this Lease do not constitute personal obligations of the individual partners, whether general or limited, members, directors, officers or shareholders of Lessor, and Lessee shall not seek recourse against the individual partners, directors, officers or shareholders of Lessor or any of their personal assets for satisfaction of any liability with respect to this Lease. Such exculpation of liability shall be absolute and without any exception whatsoever. In the event the original Lessor hereunder, or any successor owner of the Project, shall sell or convey the Project, all liabilities and obligations on the part of the original Lessor, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Lessee agrees to attorn to such new owner.

42. PERFORMANCE BY LESSOR AND LESSEE. If Lessee fails to perform any of its obligations hereunder, Lessor may, at its option after at least five (5) days prior notice, except for emergencies (but shall be under no obligation to do so), perform the obligation of Lessee which Lessee has failed to perform. Any amounts advanced in so performing obligations of Lessee shall bear interest at the rate of eighteen percent (18%) per annum (or, if lower, the highest lawful rate) from the date expended until repaid, shall be due and payable within five (5) days of demand, and failure to pay within such time shall constitute an independent event of default hereunder. Payment or performance by Lessor of the obligations of Lessee shall not waive or cure any breach occasioned by Lessee’s failure or refusal to pay or perform same. Time is of the essence with respect to the performance by Lessee of all of its obligations under this Lease.

43. WAIVER. Delay in asserting or prosecuting any right, claim or cause of action accruing hereunder is not and shall not be deemed to be a waiver of, and shall not prejudice the same, or any other right, claim or cause of action accruing hereunder at any time. Waiver of any right, claim or cause of action at any time shall not prejudice any other right, claim or cause of action which Lessor may have or which shall thereafter accrue, and shall not waive Lessor’s right to assert any other right, claim or course of action. Acceptance by Lessor of rent from Lessee during the existence of any default shall not constitute a waiver of such default, or a waiver of the right of Lessor to insist upon Lessee’s strict compliance with the terms of this Lease.

44. PARAGRAPH HEADINGS. The paragraph headings of this Lease are used for convenience only, and are in no way to be construed as a part of this Lease or as a limitation on the scope of the particular provision to which they refer.

45. INVALIDITY. If any provision of this Lease shall be held to be invalid, whether generally or as to specific facts or circumstances, the same shall not affect in any respect whatsoever the validity of the remainder of this Lease, which shall continue in full force and effect. Any provision held invalid as to any particular facts and circumstances shall remain in full force and effect as to all other facts and circumstances.

46. GOVERNING LAW; ATTORNEYS’ FEES. This Lease and the rights of the parties hereunder shall be interpreted in accordance with the laws of the state in which the Project is located. In the event of any dispute between Lessor and Lessee, whether or not suit is filed, or if either Lessor or Lessee shall institute any action or proceeding against the other party relating to this Lease, the non-prevailing party in such action or proceeding shall reimburse the prevailing party for its disbursements incurred in connection therewith and for its reasonable attorneys’ fees, whether or not such action or proceeding is pursued to judgment. In addition to the foregoing award of attorneys’ fees to the prevailing party, the prevailing party in any action or proceeding on this Lease shall be entitled to its reasonable attorneys’ fees incurred in any post-judgment proceedings to collect or enforce any such judgment. For purposes of this paragraph, in any unlawful detainer or other action or proceeding instituted by Lessor based upon any default or alleged default by Lessee hereunder, Lessor shall be deemed the prevailing party if (a) judgment is entered in favor of Lessor or (b) prior to arbitration, trial or judgment Lessee shall pay all or any portion of the rent and charges claimed by Lessee, eliminate the condition(s), cease the act(s) or otherwise cure the omission(s) claimed by Lessor to constitute a default by Lessor hereunder. This provision is separate and several and shall survive (i) the expiration or earlier termination of this Lease and (ii) the merger of this Lease into any judgment on this Lease.

47. BROKER’S FEE. Upon execution of this Lease by Lessor and Lessee, Lessor shall pay to DTZ a brokerage fee as set forth in a separate, written agreement.

48. AGENCY AND OWNERSHIP DISCLOSURE.

(a) Lessor and Lessee each acknowledge that, in connection with this Lease:

Initial One

the Agent is representing the Lessor exclusively

or

X	the Agent is representing the Lessor and Lessee, and Lessor and Lessee expressly consent to the Agent acting as a dual representative by their execution of this Lease and their review and execution of the attached Disclosure of Dual Representation).

49. ENTIRE AGREEMENT. This Lease together with the attached Exhibits and Riders referred to herein and specified below, contains the entire agreement of the parties related to this transaction, supersedes all prior negotiations and agreements and represents their final and complete understanding. This Lease may not be modified orally, through course of performance or in any manner other than by agreement in writing, signed by the parties hereto.

50. FORCE MAJEURE. The time for performance by either party of any obligation under this Lease (other than the payment of rent or other monetary obligations) shall be extended for the period of delay resulting from fire, earthquake, explosion, flood, the elements, acts of God or the public enemy, strike, other labor trouble, interference of governmental authorities or agents, or shortages of fuel, supplies or labor resulting therefrom or any other cause, whether similar or dissimilar to the above, beyond the reasonable control of the party obligated for such performance, financial inability excepted.

51. CONFIDENTIALITY. Lessee shall not divulge the terms and provisions of this Lease to any third parties (other than Lessee’s officers, directors, employees, accountants, and attorneys as required in the conduct of Lessee’s business, or as otherwise required by applicable securities laws); except in the case of any litigation concerning this Lease, in which event Lessee shall use its best efforts to keep such terms and provisions confidential. Except as otherwise set forth in this Paragraph 51(b), Lessee’s disclosure of such information to any other person shall constitute a material breach of this Lease.

52. JOINT AND SEVERAL; MULTIPLE TENANTS. If there be more than one Lessee, then (i) the obligations hereunder imposed upon Lessee shall be joint and several, (ii) each Lessee hereunder agrees that the act of any one Lessee, acting alone, shall be sufficient to bind all Lessee with respect to their respective rights and obligations under this Lease and (iii) Lessor shall have the unconditional right to rely upon the act of any one Lessee as being binding upon all Lessees without any obligation to inquire as to the authority of the Lessee with whom Lessor is dealing.

53. ADDITIONAL BANKRUPTCY PROVISIONS.

(a) Assumption of Lease. In addition to any rights or remedies of Lessor under the terms of this Lease, in the event Tenant engages in any one or more of the acts contemplated by the provisions of section 22 herein, and in the event of an assumption of this Lease by a debtor or by a trustee, such debtor or trustee shall within fifteen (15) days after such assumption (i) cure any default or provide adequate assurance that any default will be promptly cured; and (ii) compensate Lessor for actual pecuniary loss or provide adequate assurance that compensation will be made for actual pecuniary loss including, but not limited to, all reasonable attorneys’ fees and costs incurred by Lessor resulting from any such proceedings; and (iii) provide adequate assurance of future performance. Lessor and Tenant agree that such fifteen (15) day period is reasonable in view of the fact that the Premises is one of a part of an integrated retail center where the performance by each tenant of its obligations has an effect on the well being of all other tenants and Lessor. Any proposed assignee, including shareholders of a corporate assignee of this Lease, must assume and agree to personally guarantee the performance by assignee of the terms, provisions and covenants of this Lease.

(b) Relief From Automatic Stay. If any of the events described in Section 22 shall occur with regard to Tenant, Tenant hereby irrevocably consents to immediate relief from the automatic stay under 11 U.S.C. Section 362(d).

54. EXHIBITS AND ADDITIONAL PROVISIONS. The Exhibits designated as A, B, & C, and Rider(s) designated as No. 1 which are attached hereto and are a part of this Lease, and are incorporated herein as if set forth in full.

IN WITNESS WHEREOF, this Lease has been duly executed by the parties hereto as of the date and year first above written.

LESSOR:	CAL-PARK VIEW LIMITED PARTNERSHIP, a North Carolina Limited Partnership

	By:	LA-Southpark Properties, Inc. a North Carolina Corporation
	Its:	General Partner

	By:	/s/ Todd N. Okum Todd N. Okum Vice President

LESSEE:	Fleetmatics USA, LLC

	By:	/s/ Albert J. Vasile, Jr.

	Name:	Albert J. Vasile, Jr.
	Its:	Asst. Treasurer

RIDER NO. 1

DATED MARCH 9, 2015

BY AND BETWEEN

CAL-PARK VIEW LIMITED PARTNERSHIP

(“LESSOR”)

AND

FLEETMATICS USA, LLC

(“LESSEE”)

The following paragraphs are made a part of this Lease, and in the event of any inconsistency between the following paragraphs and any other terms of this Lease, the following paragraphs shall control:

1.	Tenant Improvements. Subject to the conditions set forth in the Lease and the enclosed Work Letter made a part hereof as Exhibit D, Lessor, at its sole cost and expense, shall furnish and install in or for the benefit of the Premises the improvements shown in the space plan herein as Exhibit D-1 and the pricing enclosed herein as Exhibit D-2.

2.	Tenant Identification Signage. Subject to all applicable municipal approvals Lessee, as well as Lessor’s prior approval of Tenant’s design, which consent shall not be unreasonably withheld, at Lessee’s sole costs and expense, shall have the right to install signage on the exterior of the Building, facing Fairview Road, as per the rendering enclosed herein as Exhibit G. Furthermore, Lessor, at Lessor’s sole cost and expense, shall provide standard tenant identification signage on the 1st floor main lobby tenant directory and a standard floor lobby and front door sign.

3.	Rent Abatement. Rent for the first (1st), second (2nd), third (3rd), fourth (4th), and fifth (5th) full months following the Commencement Date (the “Abatement Period”) shall be abated.

4.	Escalation. The Rent, as described in the Lease, shall increase as follows:

Period	Monthly Rent	Annual Rent
Months 18-29	$24,741.07	$296,892.89
Months 30-41	$25,421.55	$305,058.60
Months 42-53	$26,114.87	$313,378.38
Months 54-65	$26,833.86	$322,006.30

If the term of this Lease shall commence on a day other than the first day of a calendar month, the increase shall occur on the anniversary of the first day of the calendar month immediately following the Commencement Date.

5.

Additional Allowance. Subject to the conditions set forth in this Lease and the enclosed Exhibit E made a part hereof, Lessor shall pay to Lessee an allowance, not to exceed the sum of Fifteen Thousand Four Hundred Seven and 00/00 Dollars ($15,407.00) to be used towards soft cost improvements (including architect and engineer fees, furniture, fixture and telephone/data wiring) (the “Allowance”). Said Allowance shall be reimbursed to Tenant within thirty (30) days following receipt by Lessor of paid receipts, lien waivers and such other evidence as may be reasonably requested by Lessor to verify that such amounts were actually spent on improvements to the Premises as per Exhibit A attached hereto.

6.	Option to Extend Term. Provided Lessee is not in default after the expiration of notice and the opportunity to cure either on the date Lessee gives notice to Lessor of Lessee’s intent to exercise its rights pursuant to this paragraph .or at the expiration of the then current term, Lessee is given the option to extend the term for one additional five (5) year term (the First Extended Term”), commencing the next calendar day after the expiration of the Original Lease Term (the “Option”). The Option shall apply only to the entirety of the Premises, and Lessee shall have no right to exercise the Option as to only a portion of the Premises. Lessee’s exercise of this Option is contingent upon Lessee giving written notice to Lessor (the “Option Notice”) of Lessee’s election to exercise its rights pursuant to this Option by Certified Mail, Return Receipt Requested, no less than one hundred eighty (180) days prior to the Termination Date.

Rent. The Rent payable by Lessee during the First Extended Term (“Option Rent”) shall be equal to the Prevailing Market Rent of the Premises as of the commencement date of the First Extended Term, as further defined below.

Prevailing Market Rent shall mean the arms-length fair market annual rental rate per rentable square foot under leases entered into on an as-is basis to private sector tenants for a comparable term on or about the date on which the prevailing market rent is being determined for space comparable to the Premises in the Building and office buildings comparable to the Building in the market area of where the Building is located. Such determination shall take into account all relevant factors.

Lessor shall notify Lessee of its estimate of the Fair Market Rent by written notice within ten (10) days after Lessee delivers its Option Notice to Lessor. Lessee shall either accept or reject by written notice Lessor’s estimate, in any case within ten (10) days following delivery of Lessor’s estimate. Failure to respond within ten (10) days of such notice shall be deemed to constitute acceptance of Lessor’s estimate. In the event Lessee rejects Lessor’s estimate, and the parties are still unable to agree on a Fair Market Rent within five (5) days thereafter, then the Fair Market Rent shall be arbitrated in accordance with the following procedure. In the event Lessor fails to notify Lessee of its estimate as provided above, the parties shall determine Fair Market Rent by arbitration as set forth below.

Each of Lessor and Lessee, within twenty (20) days after notice by Lessee disputing Lessor’s estimate of the Fair Market Rent, shall (i) submit to the other in a sealed envelope its final estimate of the Fair Market Rent (“Estimates”) and (ii) appoint an MAI appraiser with at least ten (10) years’ experience as an appraiser of office buildings in the market area of where the Building is located and shall give notice of such appointment to the other party. If either Lessor or Lessee shall fail timely to appoint an appraiser, then the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. The two appraisers shall, within five (5) Business Days after appointment of the second appraiser, appoint a third appraiser who shall be similarly qualified. If the two appraisers are unable to agree timely on the selection of the third appraiser, then either appraiser on behalf of both may request such appointment from the President of the local chapter of the Appraisal Institute (or its successor organization, or if no successor exists, the most similar organization reasonably selected by Landlord). The appraisers shall be charged to reach a majority written decision in accordance with the standards for the Fair Market Rent as provided in this Section, within twenty (20) days after the third appraiser is appointed, by selecting either Lessor’s or Lessee’s Estimates of the Fair Market Rent provided at the commencement of the hearing. The appraisers shall have no authority or jurisdiction to make any other determination of such amount. The cost of the third appraiser shall be borne equally by the parties and otherwise the parties shall bear their own costs.

No Assignment of Option. This Option is personal to the original Lessee signing this Lease and may not be exercised by any subtenant or assignee, other than a Permitted Assignee.

7.	Building Access Cards. Lessee shall be provided with up to 107 access cards at no charge to Lessee. Additional cards are currently available at a cost of $10.00 per card. The cost per card may change and Lessor agrees to notify Lessee in writing prior to any such change.

8.	Right to Audit. Lessee reserves the right to audit Operating Expenses and Real Estate Taxes on an annual basis using a firm selected by Lessee and subject to Lessor’s reasonable approval. In the event any audit results disclose an overstatement of expenses in excess of three percent (3%), Lessor agrees to reimburse Lessee for all reasonable costs of the audit in addition to the amount of the overstatement.

9.	Temporary Space. Lessee shall be permitted to utilize Suite 403B consisting of 1,854 rentable square feet and Suite 202 consisting of 1,632 rentable square feet on a temporary basis free of charge while the Premises is being constructed (the “Temporary Space”). Upon Lessee’s Acceptance of the Premises, Lessee shall have up to fourteen (14) days to relocate from the Temporary Space to the Premises. It is understood that Lessee shall be permitted temporary use of the Temporary Space upon execution of this Lease.

10.	Consent. In any instance where consent is required, Lessor shall not unreasonably withhold, condition, or delay such consent.

11.	Architecture and Engineering. The Lessor shall pay Lessee’s architect up to One Thousand Eight Hundred Forty Eight and 84/100 Dollars ($1,848.84) to conduct preliminary test fits and pricing plans as a marketing expense, not to be deducted from Lessee’s Allowance and payable directly to Lessee’s architect within thirty (30) days following completion of the test fit. If available, Lessor shall provide Lessee’s architect with CAD file showing detailed existing conditions of the proposed Premises. In the event said CAD file is not available, Lessor shall cause same to be provided at Lessor’s sole cost and expense.

12.	Expansion Option. Provided Lessee in not then in default, beyond any applicable cure period, Lessee shall have an on-going right to expand into any vacant space on the fourth (4th) floor of the Building (the “Expansion Space”), subject to and in accordance with the following terms and conditions:

a.	Should Lessee exercise such right (the “Expansion Option”), the Expansion Space shall be delivered in its “as-is” condition to Lessee, as soon as reasonably possible by Lessor.

b.	After receiving written notice of availability from Lessor, Lessee shall have five (5) business days to exercise its Expansion Option at the then current prevailing market value (as defined in Section 6 of this Rider No. 1), with a term coterminous with the then existing Term, and with the benefit of any remaining options to extend.

c.	Priority. All rights of Lessee under this Paragraph 12 are subject and subordinate to all rights granted to other tenants in the Building, which may be in effect prior to this Lease.

13.	Hazardous Materials. Notwithstanding anything contained in Section 18 of this Lease, Lessor represents to the best of Lessor’s knowledge, that the Premises are free and clear of any hazardous materials prior to Lessee’s occupancy. Lessor shall indemnify Lessee against any damages due to hazardous materials discovered to exist prior to Lessee’s occupancy of the Premises, and shall to the extent due to Lessee’s activities, hold Lessee harmless from any costs associated with removal, encapsulation, or remediation of the same which are required by any appropriate government agency throughout the Term.

14.	Subordination, Non-Disturbance and Attornment Agreement. Within a reasonable period following execution of this Lease, Lessor shall provide Lessee with a Subordination, Non-Disturbance and Attornment Agreement from all current or future lenders.

EXHIBIT A

DESCRIPTION OF PREMISES

[Schematic Provided]

EXHIBIT B

SAMPLE FORM OF NOTICE OF LEASE TERM DATES

To:	Date:

RE: Office Lease dated                     , 20        , between                                     , Lessor, and                                     , Lessee, concerning Suite             , (the “Premises”) located at                                                                              .

Dear                             :

In accordance with the above referenced Lease, we wish to advise and/or confirm as follows:

1.	That the Premises have been accepted by Lessee as being substantially complete in accordance with the Lease, and that there is no deficiency in construction.

2.	That Lessee has accepted and is in possession of the Premises, and acknowledges that under the provisions of the Lease, the Term of the Lease is for ( ) years, with ( ) options to renew for ( ) years each, and commenced upon the Commencement Date of , 20 and is currently scheduled to expire on , 20 unless sooner terminated pursuant to any provision of the Lease.

3.	That in accordance with the Lease, rental payment has commenced (or shall commence) on , 20 .

4.	If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Rent is due and payable in advance on the first day of each and every month during the Term of the Lease. Your rent checks should be made payable to at .

6.	The exact number of rentable square feet within the Premises is square feet.

AGREED AND ACCEPTED:

LESSEE:
By:
Print Name:
Its:

EXHIBIT C

RULES AND REGULATIONS

1.	The entrances, lobby and other Common Areas shall be under the exclusive control of Lessor and shall not be obstructed or used by Lessee for any purpose other than their intended purposes.

2.	Lessee shall not bring into the Premises or operate therein any engine, boiler, dynamo or machinery of any kind, or carry on any mechanical operations in the Premises, or place any explosive therein, or use any kerosene, oils or burning fluids therein, without first obtaining the written consent of Lessor.

3.	If Lessee desires a safe for depositing valuables or securities, Lessor shall have the right to prescribe its weight, size and proper position. Nothing whatsoever shall be brought into the Building by Lessee, its agents, employees, or visitors which has a weight of more than 70 pounds per square foot, unless Lessor approves same and its proper position.

4.	No nails are to be driven, the Premises are not to be defaced in any way, no boring or cutting for wires or other purposes is to be done, and no change in electric fixtures or other appurtenances of the Premises is to be made, without prior written consent of Lessor.

5.	If Lessee desires telephonic or telegraphic connections, Lessor will direct the electricians as to where and how the wires are to be introduced, and without such written directions no boring for wires will be permitted.

6.	The Premises shall not be used for the purpose of lodging or sleeping rooms, nor in any way to damage the reputation of the Building; and Lessee shall not disturb or permit the disturbance of other tenants of the Building by the use of musical instruments or other noises, nor by any interface whatsoever. Nothing shall be placed or permitted upon the outside window sills.

7.	No person or persons, other than employees of the Building shall be employed by Lessee for the purpose of cleaning or taking care of the Premises without the written consent of Lessor. Any person or persons so employed by Lessee (with the written consent of Lessor) shall be subject to, and under the control and direction of Lessor in the use of the Building and its facilities.

8.	Lessor shall have the right to exclude or eject from the Building animals of every kind, bicycles, and all canvassers and other persons who conduct themselves in such a manner as to be, in the judgment of Lessor, an annoyance to the tenants or a detriment to the Building.

9.

Ten keys to the front door of the Premises and ten keys to a designated Building entrance will be provided at no cost. A reasonable number of additional keys will be provided upon payment of fees therefor. No locks shall be placed upon any doors of the Premises without first obtaining the written consent of Lessor and furnishing Lessor with keys to same. Lessee will not permit any duplicate keys to be made (all necessary keys to be furnished by Lessor). Upon termination of this Lease, Lessee shall surrender to Lessor all keys to an entry door of the Building. Lessee shall pay all costs incurred by Lessor as a result of such loss, including but not limited to, the cost of re-keying the Building entry door(s) and providing new keys to existing tenants of the Building.

10.	All persons entering or leaving the Building may be required to identify themselves to watchman by registration or otherwise, and to establish their right to enter or leave the Building. (If Lessee uses the Premises during business days after 7:00 p.m. or prior to 8:00 a.m., or on Saturdays, Sundays or holidays, it shall be responsible for locking the building after entry or exit.)

11.	The toilet rooms, water-closets and other water apparatus shall not be used for any purpose other than those for which they are intended, and no sweepings, rubbish, rags or other injurious substances shall be placed therein. The cost of repair of any damage resulting from misuse or abuse by Lessee, its employees or guests shall be borne by Lessee.

12.	Lessee may use the Building on nights, weekends, or holidays, without Lessor’s consent; provided, however, that if Lessee desires to operate the heating or air conditioning for the Premises on nights, weekends or holidays, Lessee shall pay Lessor for such after hours usage at the rates and upon the terms set forth in the Lease.

13.	Lessor reserves all vending rights.

14.	Lessor will post on the directory of the Building one name, to be designated by Lessee at no charge. All additional names which Lessee shall desire posted upon said directory must be approved by Lessor, and if so approved a charge may be made for such additional listings.

15.	If there are any glass entry doors to the Premises, Lessee must obtain Lessor’s prior written approval, which Lessor may give or withhold in its sole discretion, of all furniture, interior finishes and other objects visible through such glass door(s).

EXHIBIT D

WORK LETTER AGREEMENT

THIS AGREEMENT entered into as of this 9th day of March, 2015, defines the division and scope of work to be provided by Cal-Park View Limited Partnership, a North Carolina Limited Partnership (“Lessor”) and Fleetmatics USA, LLC (“Lessee”) in the Premises commonly known as 5821 Fairview Road, Suites 401, 402, 403, 407, & 408 Charlotte, NC 28209 leased by Fleetmatics USA, LLC (“Lessee”) under a Lease dated March 9, 2015.

A. IMPROVEMENTS

1. Lessor’s Work

Lessor, at its sole cost and expense, shall furnish and install in or for the benefit of the Premises the improvements shown in the space plan dated January 1, 2015, and attached to this Lease as Exhibit D-1 (the “Final Plans and Specifications”), using Building Standard Finishes unless otherwise indicated (“Lessor’s Work”) . Lessor’s Work shall be completed in a good and workmanlike manner and in accordance with all applicable laws and regulations. Lessor shall use reasonable efforts to complete Lessor’s Work by the Target Commencement Date.

2. Lessee’s Work

All other improvements required by Lessee in the Premises shall be for the account of Lessee.

B. LEASE EXECUTION AND FINISH SELECTIONS

Within ten (10) days of execution of the Lease, Lessee will, select wall finishes, floor coverings and any other necessary finishes from Building Standards Finish Options provided by Lessor.

C. CHANGES

If Lessee shall request any change, addition or alteration in approved Final Plans or Specifications, Lessor shall promptly give Lessee a written estimate of the maximum cost of engineering and design services to prepare revised working drawings and specifications in accordance with such request. If Lessee approves such estimate in writing, Lessor shall have such revised Final Working Drawings and Specifications prepared and Lessee shall promptly reimburse Lessor for the cost thereof not in excess of such estimate. Promptly upon the completion of such revised Final Working Drawings and Specifications, Lessor shall notify Lessee in writing of the cost which will be chargeable to Lessee by reason of such change, addition or deletion. Lessee shall within three (3) business days notify Lessor in writing whether it desires to proceed with such changes, additions or deletions. In the absence of such written authorizations and payment in full of total costs of such change, addition or deletion, Lessor shall not be obligated to continue work on Lessee’s Premises and may suspend work and Lessee shall be chargeable with any and all delays in the completion of the Premises resulting therefrom.

D. RESPONSIBILITY FOR DELAYS

If Lessee shall cause any delay in the construction of the Premises, whether by reason of any failure by Lessee to comply with the applicable time schedule set forth in B, above, or by Lessee’s requirement of materials or installations different from Lessor’s Building Standard Improvements, ., or by reason of changes in the work ordered by Lessee, then notwithstanding the provisions of the Lease, or any other provision of this Work Letter, the Commencement Date of the Lease shall be the date which Lessor in its sole discretion determines could reasonably have been expected to be the Commencement Date but for such Lessee-caused delay.

E. FINAL PAYMENT OF EXCESS COSTS

Lessee shall pay to Lessor both the entire balance of any and all excess costs of work and improvement over and above the Lessor’s Work and the entire amount of any extra expenses incurred by Lessor as specified herein upon the Commencement Date of the Lease. Upon default by Lessee in payment hereof, Lessor shall (in addition to all other remedies) have the same rights as in the case of default in rent under the Lease.

F. INCORPORATION IN LEASE

This Agreement is and shall be incorporated by reference in the Lease and all of the terms and provisions of said Lease are and shall be incorporated herein by this reference.

LESSOR:	CAL-PARK VIEW LIMITED PARTNERSHIP, a North Carolina Limited Partnership

	By:	LA-Southpark Properties, Inc. a North Carolina Corporation
	Its:	General Partner

	By:	/s/ Todd N. Okum Todd N. Okum Vice President

LESSEE:	Fleetmatics USA, LLC

	By:	/s/ Albert J. Vasile, Jr.

	Name:	Albert J. Vasile, Jr.
	Its:	Asst. Treasurer

EXHIBIT D-1

SPACE PLAN

[Schematic Provided]

EXHIBIT D-2

PRICING

EXHIBIT E

TENANT IMPROVEMENT ALLOWANCE

All improvements shall comply with any and all appropriate building codes and other governmental regulations, all plans shall be reviewed and approved by Lessor prior to commencement of any work within the Premises, and Lessee’s contractor shall provide to Lessor general liability and workers compensation insurance certificates naming Lessor as an additional insured. Said insurance shall contain limits adequate to fully protect Lessor and Lessee from and against any and all liability for death or injury to persons or damage to property caused in, on or about the Premises or the Building from any cause whatsoever arising out of the completion of the improvements or any other work done by Lessee’s contractor.

Subject to the conditions set forth herein, Lessor shall pay to Lessee an allowance, not to exceed the sum of Fifteen Thousand Four Hundred Seven and 00/00 Dollars ($15,407.00) (the “Allowance”). Prior to commencing any work, Lessee shall submit to Lessor a final contract with Lessee’s Contractor encompassing all of the work to be performed in the Premises. Should the total sum due under the contract exceed the Allowance (“Excess Costs”), Lessee shall be responsible for payments to Lessee’s Contractor in the amount of Excess Costs prior to any payments being due.

Lessor shall, on Lessee’s behalf, reimburse to Lessee or pay directly to Lessee’s Contractor, subcontractors and/or vendors, all costs (up to the total allowance) in connection with the design, supply, installation, construction, supervision, and finishing of the Lessee’s work, including architectural plans and other required amenities (but in no manner shall such Allowance be due for management, supervision fees or the like to Lessee or any of its affiliates, or for any moveable equipment) from the Allowance, to the extent funds are available therefrom, by making reimbursements to Lessee or payments directly to Lessee’s contractors, engineers, architects, and subcontractors (each a “Contractor”).

Prior to Lessee, Lessee’s Contractor, subcontractors and/or vendors commencing any work:

1.	Contractor, and its subcontractors and suppliers, shall be approved in writing by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed. As a condition of such approval, so long as the same are reasonably cost competitive, Contractor shall use Lessor’s fire/life safety subcontractors for such work;

2.	Lessee or Lessee’s Contractor shall submit all permitted plans and specifications to Lessor, and no work on the Premises shall be commenced before Lessee has received Lessor’s final written approval thereof, which shall not be unreasonably withheld, delayed or conditioned. Lessor shall inform Lessee that it has approved or rejected the plans and specifications within ten (10) days of submittal. In the event Lessor requires changes to the permitted plans and specifications, such changes shall be addressed in the field during construction;

3.	Contractor shall concurrently submit to Lessor and Lessee a written bid for completion of the Improvements. Said bid shall include Contractor’s overhead, profit, and fees.

4.	Contractor or Architect shall complete all architectural and planning review and obtain all permits required by the city, state or county in which the Premises are located; and

5.	Contractor shall submit to Lessor verification of public liability and workmen’s compensation insurance adequate to fully protect Lessor and Lessee from and against any and all liability for death or injury to persons or damage to property caused in, on or about the Premises or the Building from any cause whatsoever arising out completion of the Improvements or any other work done by Contractor.

Lessor and Lessee agree that if the Improvements are actually constructed by Lessee’s Contractor at a cost which is less than the Allowance, there shall be no monetary adjustment between Lessor and Lessee and the entire cost savings shall accrue to the benefit of Lessor.

The costs payable to Contractors shall be reimbursed by Lessor to Lessee, or paid directly to the appropriate Contractor, conditioned upon Lessee’s continuing compliance with each and every term and provision of the Lease, including, but not limited to:

1.	Lessor shall have received a certificate of Lessee’s contractor’s insurance as well as a current comprehensive general liability insurance for Lessee.

2.	Receipt by Lessor of a Form W-9, Request for Taxpayer Identification Number and Certification, executed by Lessee and Lessee’s Contractor.

3.	Lessee shall not, in any way, be in uncured default under the terms and conditions of the Lease.

4.	And following Lessee’s submission of a pay request which shall include the following:

(a)	A summary of individual billings aggregating the total for which a reimbursement is being requested;

(b)	A copy of each individual invoice from the Contractor as well as copy of the contracts;

(c)	Conditional lien releases in a form reasonably satisfactory to Lessor, executed by the Contractor and Subcontractors, as applicable, for all current month individual invoices; and

(d)	Unconditional lien releases in form reasonably satisfactory to Lessor, executed by the Contractor for all individual invoices included in the prior month’s pay request.

(e)	Any other documentation reasonably requested by Lessor’s lender.

Reimbursement of the Allowance shall be due and payable to Lessee within thirty (30) days following Lessee complying with the conditions set forth above.

If any liens arise against the Premises or the Building as a result of Lessee’s improvements or other work, Lessee shall, within five (5) business days of obtaining knowledge of such lien, at Lessee’s sole expense, take such actions as are reasonably necessary to remove such liens and provide Lessor evidence that title to the Building and the Premises have been cleared of such liens, provided that Lessee shall not be required to discharge any such lien as may be placed upon the Premises by the acts or omissions of Lessor, including, without limitation, the failure of Lessor to pay installments of the Allowance to Lessee’s contractor. Failure of Lessee in this regard shall constitute a default of the Lease.

EXHIBIT F

RESERVED PARKING

[Schematic Provided]

EXHIBIT G

EXTERIOR SIGNAGE RENDERING

[Schematic Provided]